                                                                       Exhibit 10.37

Southwest Iowa Renewable Energy LLC
Farmers Fueling Our Future

July 23, 2007

Ms. Cindy Patterson
19714 Highway B
Maitland, MO 64466

Dear Cindy,

On behalf of Southwest Iowa Renewable Energy, LLC (SIRE), I am happy to offer you the position of Chief Financial Officer based in Council Bluffs, IA. We are looking forward to having you join our team leading this very important area of our company and helping us further our growth and profitability. I know SIRE offers the environment and challenges you are seeking and I am sure you will enjoy our work environment.

This letter summarizes the basic employment terms and conditions of our offer and is consistent with our conversations from last Friday and today.

1.   Starting Date: August 20, 2007

2.   Base Salary: $90,000 per year paid every two weeks. We will revisit and adjust this amount annually (and each year thereafter) based on mutually agreed upon performance evaluation.

3.   Management Incentive Program: Beginning in year 2008, you will be eligible for consideration for an award under the Company's Management Incentive
     Program. This program will be developed in the coming months by the management team and implemented once approved by the board.

4.   Long term incentive plan: It's my belief that key members of a management team should be eligible for company equity participation. As CFO, you will be eligible for an equity award equal to or greater than 10% of your annual salary once the plant becomes operational. Although we do not have a formalized program in place at this time, the board has approved the concept of "equity participation" for your position. We will work out the details of this plan upon your joining the management team.

5.   Signing Bonus: SIRE will pay you one time $25,000 signing bonus payable at your first salary cycle. This bonus is intended to reimburse you for any travel expenses to and from Maitland, MO and your COBRA insurance premiums for one year,.

6.   Relocation Expenses: SIRE will pay up to $5000 for you to relocate from
     Maitland, MO to the Council Bluffs, IA area within one calendar year from your start date. SIRE requests you obtain at least two proposals from reputable moving companies to submit for payment.

7.   Computer and cell phonne: SIRE will supply you with a computer (laptop)
     designed to meet your needs as CFO. SIRE also will supply you a handheld device (Treo/Blackberry) if you need it and/or a cell phone.

Southwest Iowa Renewable Energy LLC
Farmers Fueling Our Future

8.   Vacation: You are eligible for three weeks (15 working days) vacation per year effective after your start date. Vacation may not be carried over to a subsequent year.

9.   Holidays: The following holidays are currently recognized by the Company:

     •    New Years Day
     •    Labor Day
     •    Presidents Day
     •    Good Friday
     •    Independence Day
     •    Memorial Day
     •    Thanksgiving Day
     •    Day after Thanksgiving
     •    Christmas Day

This offer is contingent on your successful completion of a drug test and credit check. We will set these activities up in the next week..

Congratulations again on your assignment as Chief Financial Officer for SIRE in
Council Bluffs, IA. If this letter expresses your understanding of our agreement, your signature below will indicate your acceptance of the terms herein. I would appreciate it if you would return a signed copy to me by August
3, 2007. If you have any questions do not hesitate to contact me directly.

Sincerely,

/s/ Mark Drake
Mark Drake
General Manager
SOUTHWEST IOWA RENEWABLE ENERGY

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Cindy Patterson